Exhibit (a)(1)(E)

Offer to Purchase for Cash

by Centrus Energy Corp.
of

Up to $60,000,000 Million of shares of its

Series B Senior Preferred Stock
At a Purchase Price of $954.59 per share

of Series B Senior Preferred Stock

THE OFFER, PRO-RATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 17, 2020, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 19, 2020

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 19, 2020 (the “Offer to Purchase”), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Centrus Energy Corp., a Delaware corporation (“Centrus”), to purchase up to $60,000,000 of its Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”) for a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $954.59 in cash, less any applicable withholding taxes (up to 62,854 outstanding Series B Preferred Shares), upon the terms and subject to the conditions of the Offer. The aggregate liquidation preference per Series B Preferred Share (including accrued but unpaid dividends) was $1,272.78 as of September 30, 2020. Under no circumstances, will Centrus pay interest as part of the consideration for the Offer, including, but not limited to, by reason of any delay in making payment. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Only Series B Preferred Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer, including pro-ration (because more than the number of Series B Preferred Shares sought are properly tendered) described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Series B Preferred Shares, regardless of any delay in making such payment. All Series B Preferred Shares acquired in the Offer will be acquired at the Purchase Price. Centrus reserves the right, in its sole discretion, to change the Purchase Price per share of Series B Preferred Shares and to increase or decrease the aggregate value of Series B Preferred Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Centrus may increase the number of Series B Preferred Shares accepted for payment in the Offer by no more than 2% of the outstanding Series B Preferred Shares without amending or extending the Offer.

Centrus reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in the section of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer”, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, Series B Preferred Shares having an aggregate value in excess of $60,000,000 million, or such greater amount as Centrus may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, Centrus will accept from each holder a number of shares equivalent to such holder’s pro-rata percentage of the aggregate shares of Series B Preferred Shares in the Offer.

Series B Preferred Shares not purchased because of pro-ration provisions will be returned to the tendering stockholders at Centrus’ expense promptly after the Expiration Date. See the section of the Offer to Purchase entitled “The Offer — General Terms — Offer Period”.

The Offer is not conditioned on the receipt of financing or any minimum number of Series B Preferred Shares being tendered. The Offer is, however, subject to certain other conditions. See the sections of the Offer to Purchase entitled “The Offer — General Terms — Conditions to the Offer” and “The Offer — Acceptance of Series B Preferred Shares and Payment of Cash”, respectively.

We are the owner of record of Series B Preferred Shares held for your account. As such, we are the only ones who can tender your Series B Preferred Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES OF SERIES B SENIOR PREFERRED STOCK WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Series B Preferred Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Series B Preferred Shares at a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $954.59 per share of Series B Preferred Shares, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes.

2.	The Offer, pro-ration period and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on November 17, 2020, or such later time and date to which Centrus may extend.

3.	The Offer is for up to $60,000,000 million in value of Series B Preferred Shares. At Purchase Price of $954.59 per Series B Preferred Share, Centrus could purchase up to 62,854 Series B Preferred Shares if the Offer is fully subscribed.

4.	Tendering stockholders who are tendering Series B Preferred Shares held in their name or who tender their Series B Preferred Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Centrus’ purchase of Series B Preferred Shares under the Offer.

5.	If Centrus is to purchase fewer than all Series B Preferred Shares tendered before the Expiration Date and not properly withdrawn, the Series B Preferred Shares purchased will consist of a number of shares equivalent to each holder’s pro-rata percentage of the aggregate shares of Series B Preferred Shares in the Offer from stockholders who validly tender all of their Series B Preferred Shares at the Purchase Price and who do not validly withdraw them before the Expiration Date.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRO-RATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 17, 2020, OR SUCH LATER TIME AND DATE TO WHICH CENTRUS MAY EXTEND.

If you wish to have us tender any or all of your Series B Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Series B Preferred Shares, we will tender all such Series B Preferred Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Series B Preferred Shares of Centrus. We are not making the Offer to stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 19, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Centrus Energy Corp., a Delaware corporation (“Centrus”), to purchase for cash up to $60,000,000 million of its Series B Senior Preferred Stock, $1.00 par value per share (the “Series B Preferred Shares”) for a purchase price per share (inclusive of any rights to accrued but unpaid dividends) of $954.59 in cash, less any applicable withholding taxes (up to 62,854 outstanding Series B Preferred Shares).

The undersigned hereby instruct(s) you to tender to Centrus the number of Series B Preferred Shares indicated below or, if no number is specified, all Series B Preferred Shares you hold for the account of the undersigned, at the price per Series B Preferred Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares of Series B Senior Preferred Stock To Be Tendered

By You For The Account Of The Undersigned:                      Shares of Series B Senior Preferred Stock.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Centrus’ Board of Directors has authorized Centrus to make the Offer. However, none of Centrus, any of the members of its Board of Directors, the Depositary or the Information Agent makes any recommendation to stockholders as to whether they should tender or refrain from tendering any or all shares of their Series B Senior Preferred Stock or as to the purchase price or purchase prices at which any stockholder may choose to tender any or all shares of Series B Senior Preferred Stock. None of Centrus, nor any of the members of its Board of Directors or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender any or all shares of Series B Senior Preferred Stock and, if so, how many shares of Series B Senior Preferred Stock to tender.

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SIGNATURE

Signature(s)
(Please Print)

Name(s)
(Please Print)

Taxpayer Identification or Social Security No.:

Address(es)
(Include Zip Code)

Phone Number (including Area Code)

Date:

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